                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                           PACIFIC SCIENTIFIC COMPANY


                             M1 ACQUISITION CORP.,


                                 MET ONE, INC.



                                      AND


                              THE SHAREHOLDERS OF


                                 MET ONE, INC.




                               December 29, 1995

                               TABLE OF CONTENTS


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                                                                                                                            ----
             ARTICLE 1         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

             ARTICLE 2         THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                     2.1       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                     2.2       Articles of Incorporation; By-laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                     2.3       Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     2.4       Exchange of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     2.5       The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     2.6       Real Estate Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

             ARTICLE 3         REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDERS   . . . . . . . . . . . . . . . .  16

                     3.1       Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     3.2       Execution and Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     3.3       No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     3.4       No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     3.5       Investment Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     3.6       No Purchases of PSC's Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

             ARTICLE 4         REPRESENTATIONS AND WARRANTIES CONCERNING M1   . . . . . . . . . . . . . . . . . . . . . . .  19

                     4.1       Organization and Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     4.2       No Conflicts; Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     4.3       Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                     4.4       Financial Statements; Personal Property; Encumbrances  . . . . . . . . . . . . . . . . . . .  21
                     4.5       Title to Real Property; Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     4.6       Accounts Receivable and Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     4.7       Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     4.8       Trademarks, Patents, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     4.9       Banking and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     4.10      Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     4.11      Judgments; Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     4.12      Income and Other Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     4.13      Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     4.14      Employee Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     4.15      No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

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                                                                                                                            ----
                     4.16      Permits, Licenses, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     4.17      Regulatory Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     4.18      Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     4.19      Material Contracts; No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                     4.20      Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                     4.21      Employees and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     4.22      Affiliations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                     4.23      Principal Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     4.24      Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     4.25      Product Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     4.26      Product Liability and Product Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     4.27      Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     4.28      Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     4.29      No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                     4.30      Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

             ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF PSC  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                     5.1       Organization and Good Standing of PSC  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                     5.2       Organization and Good Standing of Acquisition  . . . . . . . . . . . . . . . . . . . . . . .  47
                     5.3       Execution and Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                     5.4       No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                     5.5       Form S-3   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                     5.6       Absence of Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                     5.7       Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                     5.8       No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                     5.9       Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                     5.10      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                     5.11      Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

             ARTICLE 6         ADDITIONAL COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                     6.1       Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                     6.2       Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                     6.3       Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                     6.4       Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                     6.5       General Employment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                     6.6       Petralli Resignation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                     6.7       Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                     6.8       Pooling Restrictions on Transactions in PSC Stock  . . . . . . . . . . . . . . . . . . . . .  52
                     6.9       Automobile Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                     6.10      Buy-Sell Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                                                                                            Page
                                                                                                                            ----
                     6.11      Employee Stock Purchase Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                     6.12      Petralli Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                     6.13      Release of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

             ARTICLE 7         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                     7.1       Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . .  56
                     7.2       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                     7.3       Third Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                     7.4       Limitation on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                     7.5       Indemnification Non-Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

             ARTICLE 8         GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                     8.1       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                     8.2       Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                     8.3       Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                     8.4       Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                     8.5       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                     8.6       Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                     8.7       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                     8.8       Recitals, Schedules and Annexes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                     8.9       Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     8.10      Shareholders' Representative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     8.11      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ANNEXES

Annex A -    Agreement of Merger
Annex B -    Officers' Certificate of Acquisition
Annex C -    Officers' Certificate of M1
Annex D -    Legal Opinion of Counsel for M1
Annex E -    Petralli Noncompetition Agreement
Annex F -    Registration Rights Agreement
Annex G -    Shareholder Noncompetition Agreements
Annex H -    Stock Pledge Agreements
Annex I -    Purchase and Sale Agreement and Joint Escrow Instructions
Annex J -    Legal Opinion of Counsel for PSC
Annex K -    Shareholders of M1
Annex L -    Sommer Employment Agreement
Annex M -    Wittkopp Employment Agreement
Annex N -    Armstrong Employment Agreement
Annex O -    Siebert Employment Agreement
Annex P -    Lawson Employment Agreement
Annex Q -    Gunning Employment Agreement
Annex R -    Petralli Employment Agreement

DISCLOSURE SCHEDULES

Schedule 3.1                 -      Proxies, Voting Trusts, etc.
Schedule 4.1(a)              -      Foreign Jurisdictions
Schedule 4.2                 -      Agreements Requiring Consents of Third
                                    Parties
Schedule 4.3                 -      Liens Concerning M1 Shares
Schedule 4.4(a)              -      Financial Statements
Schedule 4.4(d)              -      Exceptions to Assets on Balance Sheet
Schedule 4.4(e)              -      Personal Property in Excess of $1,000
Schedule 4.4(f)              -      Personal Property Leases
Schedule 4.5(a)(i)           -      Plot Plan of Grants Pass Property
Schedule 4.5(a)(ii)          -      Legal Description of Petralli Real Property
Schedule 4.5(a)(iii)         -      Legal Description of Owned Real Property
Schedule 4.5(d)              -      Real Property Leases
Schedule 4.5(f)              -      Exceptions to Real Property Matters
Schedule 4.5(h)              -      Inspections of Grants Pass Property
Schedule 4.6(a)              -      Aging of Accounts Receivable
Schedule 4.7                 -      Summary of Inventory
Schedule 4.8(a)              -      List of Registered Rights; Exceptions
Schedule 4.8(c)              -      Licenses and Rights
Schedule 4.9(a)              -      Banking Information

Schedule 4.9(b)              -      Insurance Information
Schedule 4.10(a)             -      Liabilities and Obligations
Schedule 4.10(b)             -      Guaranties
Schedule 4.11                -      Judgments and Litigation
Schedule 4.12                -      Income and Other Taxes
Schedule 4.12(d)             -      Tax Deficiencies; Waivers
Schedule 4.12(e)             -      Tax Audits and Actions
Schedule 4.12(g)             -      Net Losses, Unused Credits, etc.
Schedule 4.13                -      Questionable Payments
Schedule 4.14(a)             -      List of Benefit Plans
Schedule 4.15                -      Undisclosed Liabilities
Schedule 4.16                -      Permits
Schedule 4.19(a)             -      Sales Orders and Contracts
Schedule 4.19(b)             -      Purchase Orders and Commitments
Schedule 4.19(c)             -      Sales Agencies, Representatives, etc.
Schedule 4.19(d)             -      Noncompetition Agreements and Covenants
Schedule 4.19(e)             -      Agreements with Insiders
Schedule 4.19(f)             -      Material Contracts
Schedule 4.19(g)             -      Exceptions to Contracts and Agreements
Schedule 4.20                -      Absence of Certain Changes
Schedule 4.21(a)             -      Employment and Compensation Agreements
Schedule 4.21(b)             -      Labor and Collective Bargaining
                                    Agreements
Schedule 4.21(c)             -      Continued Employment Obligations
Schedule 4.22                -      Affiliations
Schedule 4.23(a)             -      Principal Customers
Schedule 4.23(b)             -      Principal Suppliers
Schedule 4.25                -      Product Returns
Schedule 4.26                -      Product Liability and Product Warranty
Schedule 4.28                -      Hazardous Materials

                          AGREEMENT AND PLAN OF MERGER


                     THIS AGREEMENT AND PLAN OF MERGER is entered into as of December 29, 1995, among M1 ACQUISITION CORP., a California corporation ("Acquisition"), PACIFIC SCIENTIFIC COMPANY, a California corporation ("PSC"), MET ONE, INC., a California corporation ("M1"), and the shareholders of M1 (collectively, the "Shareholders").

                              W I T N E S S E T H:

                     WHEREAS, the Board of Directors and all of the shareholders of M1 desire that Acquisition be merged with and into M1 upon the terms and subject to the conditions contained in this Agreement; and

                     WHEREAS, the Boards of Directors of PSC and Acquisition desire that Acquisition be merged with and into M1 upon the terms and subject to the conditions contained in this Agreement;

                                   AGREEMENT

                     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


                     Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article," "Annex" or "Schedule" shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles.

                     "Acquisition Secretary's Certificate" shall mean a certificate of the corporate secretary of Acquisition dated as of the Closing Date certifying (i) copies of the resolutions of Acquisition's Board of Directors authorizing and approving the Merger, this Agreement and the other transactions contemplated by this Agreement and all other documents and instruments to be delivered by Acquisition hereby, (ii) the names, titles and signatures of the officers of Acquisition authorized to execute the Agreement of Merger, the Officers' Certificate of Acquisition, this Agreement and all other documents or instruments delivered by Acquisition hereby, and (iii) such additional supporting documents and other information as M1 or its legal counsel may reasonably request.

                     "Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity, mediator or arbitrator and any appeal from any of the foregoing.

                     "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

                     "Agreement" shall mean this Agreement and Plan of Merger.

                     "Agreement of Merger" shall mean an agreement of merger substantially in the form of Annex A attached hereto and otherwise complying with the requirements of Section 1101 of the CGCL.

                     "Balance Sheet" and "Balance Sheet Date" shall have the meaning assigned to such terms in Section 4.4(a).

                     "CGCL" shall mean the General Corporation Law of the State of California.

                     "Code" shall mean the Internal Revenue Code of 1986, as amended.

                     "Closing" and "Closing Date" have the meaning assigned to such terms in Section 2.5.

                     "Customer Lists" shall mean, collectively, any and all documents or lists containing the names, addresses, telephone numbers or representatives of any prior, current or potential customer of M1, which lists or documents have been developed by M1 or any of its current or former officers, directors, employees or agents.

                     "DOL" shall mean the United States Department of Labor.

                     "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 7 hereof).

                     "Effective Time" shall have the meaning assigned to such term in Section 2.5.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                     "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which M1 is (or at any relevant time was) a member.

                     "Environmental Laws" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definition of "Hazardous Material".

                     "Governmental Entity" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

                     "Grants Pass Lease" shall mean the Triple Net Lease by and between Petralli and M1 dated October 1, 1982, as amended by the Addendums to Triple Net Lease between Petralli and M1 dated August 1, 1984, March 1, 1987, March 1, 1990, July 1, 1991 and July 1, 1993.

                     "Grants Pass Property" shall mean the Owned Real Property and the Petralli Real Property located in Grants Pass, Oregon and the Structures located on the Owned Real Property and the Petralli Real Property.

                     "Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

                               (a)    those substances included within the
definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant thereto and in any applicable state laws, health and safety codes and in the regulations promulgated pursuant thereto;

                               (b)    those substances listed in the United
States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

                               (c)    such other substances, materials and
wastes that are or become regulated under applicable local, state or Federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

                               (d)    any material, waste or substance that is,
in whole or in part, (i) petroleum, asbestos, polychlorinated biphenyls, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins or dibenzofurans, (ii) designated as an "extremely hazardous substance" pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C.
Section  1321) or listed pursuant to Section 307 of the Clean Water

Act (33 U.S.C. Section 1317), or Section 112 or other Section of the Clean Air Act, as amended.

                     "IRS" shall mean the United States Internal Revenue
Service.

                     "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

                     "Indebtedness for Money Borrowed" shall mean, when used in reference to any Person, without duplication, (i) any liability or Indebtedness of such Person created or assumed by such Person or any Subsidiary thereof (A) for borrowed money, (B) with respect to any letter of credit issued for such Person's account or for the account of any Subsidiary, (C) all bank overdrafts and cash overdrafts, (D) all Indebtedness under any lines of credit, loans, advances or other credit agreements or mortgages, and (E) all outstanding checks, money orders or wire transfers not yet presented for payment all as reduced by the balance of cash or cash equivalents held by such person; and
(ii) any liability guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase or repay the related indebtedness or to acquire any security therefore. Without limiting the foregoing, the term "Indebtedness for Money Borrowed" shall include, without limitation, the Josephine County Notes, M1's obligations to Western Bank (including the indebtedness under the three equipment notes secured by M1's equipment), M1's obligations to First Interstate Bank and M1's unpaid bills from its legal counsel arising out of the transactions contemplated by this Agreement to the extent M1 is obligated therefore.

                     "Josephine County Notes" shall mean (i) the promissory note dated February 15, 1984 in the original principal amount of $8,563.33 with Petralli as maker and Josephine County, of Grants Pass, Oregon, as the holder thereof and (ii) the promissory note and agreement dated February 15, 1984 in the principal amount of $37,336.67 as Petralli as maker and Josephine County, of Grants Pass, Oregon, as holder thereof. The Josephine County Notes are due August 15, 2004 and are included as indebtedness of M1 in Note 7 to the notes to M1's Financial Statements for the year ended June 30, 1995.

                     "Large Building Addition" shall mean the addition of approximately 13,950 square feet to the Original Building and owned by M1 which is located primarily on the Owned Real Property and partially on the Petralli Real Property.

                     "Leased Real Property" shall mean all real property, including Structures, leased by M1 as a lessee, including the real property subject to the Out-of-State Leases and the Grants Pass Lease.

                     "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

                     "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

                     "M1's Accountants" shall mean KPMG Peat Marwick LLP.

                     "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of M1.

                     "Merger" shall mean the merger of Acquisition into M1 in accordance with the terms and conditions of this Agreement and the relevant provisions of the CGCL.

                     "M1 Secretary's Certificate" shall mean a certificate of the corporate secretary of M1 dated as of the Closing Date certifying (i) the copies of the resolutions of M1's Board of Directors and of the Shareholders authorizing and approving the Merger, this Agreement and the other transactions contemplated by this Agreement and all documents and instruments to be delivered by M1 hereby, (ii) the articles of incorporation and bylaws of M1 delivered to PSC prior to the execution of this Agreement, (iii) the names, titles and signatures of the officers authorized to execute the Agreement of Merger, the Officers Certificate of M1, this Agreement and all other documents or instruments delivered by M1 hereby and (iv) such additional supporting documents and other information as PSC or its legal counsel may reasonably request.

                     "M1 Stock" shall mean all of the issued and outstanding common stock of M1.

                     "NYSE" shall mean the New York Stock Exchange, Inc.

                     "Officers' Certificate" shall mean an officers' certificate of Acquisition and M1 certifying approval of the Agreement of Merger substantially in the form of Annexes B and C, respectively, and otherwise complying with the requirements of Sections 173 and 1103 of the CGCL.

                     "Ordinary Course" shall mean, when used with reference to M1, the ordinary course of M1's business, consistent with past practices; provided, however, that transactions between M1, on the one hand, and any officer, director, employee or shareholder of M1, on the other hand, shall be deemed to be outside of the ordinary course of M1's business.

                     "Original Building" shall mean the original building of an aggregate of approximately 24,100 square feet located partly on both the Petralli Real Property and the Owned Real Property.

                     "Out-of-State Leases" means the leases identified as such on Schedule 4.5(d).

                     "Owned Real Property" shall mean the land owned by M1 in Grants Pass, Oregon, more particularly described on Schedule 4.5(a)(iii) hereto, the Large Building Addition and the Small Building Addition.

                     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                     "Permit" shall have the meaning assigned to such term in
Section 4.16.

                     "Permitted Exceptions" shall mean (i) items 2-5, 7, 14, 18-22, 24, 26, 30, 32 and 36 identified in the Preliminary Title Report; (ii) matters recorded after the date of the Preliminary Title Report which have been approved by PSC; and (iii) matters revealed by the Survey which have been approved by PSC.

                     "Permitted Liens" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent.

                     "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, Governmental Entities and any other entities.

                     "Petralli" shall mean Louis J. Petralli, Jr., the eighty percent (80%) Shareholder of M1 and an officer and director of M1.

                     "Petralli Noncompetition Agreement" shall have the meaning assigned to such term in Section 2.5(a)(iv).

                     "Petralli Real Property" shall mean the land owned by Petralli in Grants Pass, Oregon, more particularly described on Schedule 4.5(a)(ii) and the Original Building.

                     "Petralli Shares" shall mean the shares of PSC Stock issued to Petralli in exchange for the sale by Petralli of the Petralli Real Property to Acquisition or its assignee in accordance with Section 2.6.

                     "Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by M1 or any ERISA Affiliate for the benefit of current or former employees, with respect to which M1 or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

                     "Preliminary Title Report" shall mean the Third Supplemental Report no. 109636-K issued by Josephine County Title dated as of December 4, 1995.

                     "PSC Secretary's Certificate" shall mean a certificate of the corporate secretary of PSC dated as of the Closing Date certifying (i) the copies of the resolutions of PSC's Board of Directors authorizing and approving the Merger, this Agreement and the other transactions contemplated by this Agreement and all other documents and instruments to be delivered by PSC hereby, (ii) the names, titles and signatures of the officers of PSC authorized to execute the Agreement of Merger, this Agreement and all other documents or instruments delivered hereby by PSC, and (iii) such additional supporting documents and other information as M1 or its legal counsel may reasonably request.

                     "PSC Stock" shall have the meaning assigned to such term in Section 2.4(a).

                     "Related Agreements" shall have the meaning assigned to such term in Section 6.13.

                     "Released Parties" shall have the meaning assigned to such term in Section 6.13.

                     "Purchase and Sale Agreement" shall have the meaning assigned to such term in Section 2.6.

                     "Securities Act" shall mean the Securities Act of 1933, as amended.

                     "Shareholder Noncompetition Agreement" shall have the meaning assigned to such term in Section 2.5(a)(viii).

                     "Shares" shall mean the shares of Common Stock held by the Shareholders.

                     "Small Building Addition" shall mean the addition of approximately 6,000 square feet to the Original Building and owned by M1 which is located on the Petralli Real Property.

                     "Stock Pledge Agreements" shall have the meaning assigned to such term in Section 2.5(a)(x) and shall secure the outstanding indebtedness owed by Mr. Wittkopp and Mr. Sommer to M1 with shares of PSC Stock. The shares of PSC Stock subject to the Stock Pledge Agreement shall be retained by PSC in accordance with the terms of such agreements.

                     "Structure" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by M1, including but not limited to, the Original Building, the Small Building Addition and the Large Building Addition.

                     "Subsidiary" of a Person shall mean any corporation, partnership, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

                     "Survey" shall mean the ALTA as-built survey of the Owned Real Property to be obtained by PSC at its sole cost and expense.

                     "Surviving Corporation" shall have the meaning assigned to such term in Section 2.1(a).

                     "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

                     "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.


                                   ARTICLE 2

                                   THE MERGER


                     2.1       The Merger.

                               (a)      At the Effective Time, in accordance
with the provisions of this Agreement and the CGCL, Acquisition shall be merged with and into M1, and M1 shall be the surviving corporation of the Merger (herein sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. At the Effective Time, the separate existence of Acquisition shall cease.

                               (b)      At the Effective Time, the Surviving
Corporation shall possess all the rights, privileges, immunities, powers, franchises, properties and assets of Acquisition and M1, and shall become liable for all the debts, liabilities and duties of Acquisition and M1 to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, all as provided in the CGCL. The name of the Surviving Corporation shall be "Met One, Inc."

                     2.2       Articles of Incorporation; By-laws.

                               (a)      The articles of incorporation of
Acquisition in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and as provided by law, provided, however, that the name of the Surviving Corporation shall be changed to "Met One, Inc."

                               (b)      The by-laws of Acquisition in effect
immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with the provisions thereof and as provided by law.

                     2.3 Directors and Officers. The directors and officers of Acquisition shall be the directors and officers of the Surviving Corporation until their resignations or until their respective successors are duly selected and qualified.

                     2.4       Exchange of Shares.

                               (a)      At the Effective Time, each share of M1
Stock outstanding as of the Closing Date (excluding shares held by M1 as treasury stock, which shares shall be cancelled and extinguished at the Effective Time) shall, by virtue of the Merger and without any action on the part of PSC, Acquisition, M1 or the holder thereof, be exchanged for fully paid and nonassessable common shares, par value $1.00 per share, of PSC ("PSC Stock"), at the exchange rate determined in accordance with Subparagraph (b) below.

                               (b)      At the Effective Time, each share of M1
Stock shall be converted into that number of shares of PSC Stock equal to the quotient derived by (i) taking $25,000,000 and subtracting therefrom the amount that M1's Indebtedness for Money Borrowed as of the Closing Date exceeds $2,700,000, and then taking the result and dividing the result by the average of the per share closing prices on the NYSE of PSC Stock (as reported in the NYSE Composite Transaction) during the ten (10) consecutive trading days ending on the second trading day prior to the Closing Date, and (ii) dividing such result by the number of shares of M1 Stock outstanding on the Closing Date (500 shares); provided, however, that in no event will the aggregate amount of PSC Stock issuable under the exchange ratio exceed 1,150,000 shares or be less than 800,000 shares of PSC Stock. No fractional shares of PSC Stock will be issued and, in lieu thereof, PSC shall arrange to pay in cash the fair market value of fractions of a share within a reasonable time after those Shareholders entitled to receive such fractions are determined.

                               (c)      The shares of PSC Stock issuable
pursuant to the exchange of securities contemplated by subparagraph (b) above will not be registered under the Securities Act and will be subject to the restrictive legends provided for in Section 3.5(b) and Section 6.8 hereof.

                               (d)      At the Effective Time, each share of
capital stock of Acquisition outstanding as of the Closing Date shall, thereupon be converted into and become one (1) share of common stock of the Surviving Corporation. Each share of such common stock issued pursuant to this section shall be fully paid and nonassessable.

                     2.5 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626 at 10:00 a.m., Los Angeles time on December 29, 1995 or at such other place, time and date as may be agreed by the parties hereto in writing, such date being generally referred to herein as the "Closing Date." At the time of the Closing, Acquisition and M1 shall cause the Agreement of Merger, together with the Officers' Certificates and any other documents required by law to effect the Merger, to be filed and recorded with the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective (the date and time of the filing of the Agreement of Merger, together with any such other documents, being referred to as the "Effective Time"). At the Closing:

                     (a) Each Shareholder shall deliver or cause to be delivered to PSC or to Acquisition:

                                    (i)    a certificate or certificates
representing all of the issued and outstanding shares of M1 Stock which is being exchanged by such Shareholder pursuant to Section 2.4 hereof;

                                   (ii)    a written opinion from the Law
Offices of Dixon R. Howell, counsel for the Shareholders and M1, dated the Closing Date and addressed to PSC, substantially in the form attached as Annex D hereto;

                                  (iii)    the M1 Secretary's Certificate
signed by the corporate secretary of M1 and dated the Closing Date;

                                   (iv)    the Noncompetition Agreement
substantially in the form attached as Annex E hereto duly executed by Petralli (the "Petralli Noncompetition Agreement");

                                    (v)    the Registration Rights Agreement
substantially in the form of Annex F hereto (the "Registration Rights Agreement") executed by each of the Shareholders;

                                   (vi)    a certificate executed by the chief
financial officer of M1 certifying (i) the total amount of M1's Indebtedness for Money Borrowed as of the Closing Date together with written confirmation from all banks and financial institutions with which M1 conducts business confirming such outstanding amount of Indebtedness for Money Borrowed and (ii) as of the Closing all accounts payable of M1 are current and within their respective payment terms and are not past due;

                                  (vii)    a letter of resignation from Petralli
resigning as an officer and director of M1 along with the resignations of all of the officers and directors of M1;

                                 (viii)    the Noncompetition Agreement
substantially in the form of Annex G hereto duly executed by each of the Shareholders other than Petralli (the "Shareholder Noncompetition Agreements");

                                   (ix)    evidence of M1's qualification to do
business as a foreign corporation in every state where M1 has employees or rents or owns real property, together with a certificate of officer verifying such states;

                                    (x)    the Stock Pledge Agreements
substantially in the form of Annex H hereto duly executed by M1 and each of Messrs. Sommer and Wittkopp (the "Stock Pledge Agreements"), together with assignments separate from certificates (the shares of PSC Stock subject to such agreements shall be retained by PSC);

                                   (xi)    evidence of the approval by the
California Department of Corporations of the transfer pursuant to the Merger of the shares of M1 Stock which were issued pursuant to California Corporations Code Section 25102(h);

                                  (xii)    the results from the Phase I
environmental audit conducted on M1's facility in Grants Pass, Oregon, which audit has been previously delivered to PSC and which results are deemed satisfactory to PSC;

                                 (xiii)    such other documents, certificates,
agreements and instruments reasonably requested or required to be delivered, or caused to be delivered, by PSC or its legal counsel.

                     (b) PSC shall deliver or cause to be delivered to each of the Shareholders:

                                    (i)    a copy of a letter containing
irrevocable instructions to PSC's stock transfer agent authorizing such transfer agent to issue to the Shareholders the number of shares of PSC Stock for which the M1 Stock previously held by such Shareholder shall be exchanged pursuant to Section 2.4 hereof, free and clear of all Liens, except Liens created by the Shareholders, the Stock Pledge Agreement or arising under applicable securities laws and restrictions under this Agreement, which letter PSC shall send to PSC's stock transfer agent at or prior to the Closing via facsimile;

                                   (ii)    the Registration Rights Agreement
duly executed by PSC;

                                  (iii)    the Petralli Noncompetition Agreement
duly executed by PSC

                                   (iv)    each of the Shareholder
Noncompetition Agreements duly executed by PSC;

                                    (v)    the Stock Pledge Agreements duly
executed by PSC;

                                   (vi)    a copy of PSC's Supplemental
Listing Application duly approved by an authorized representative of the NYSE approving for listing the PSC Stock to be issued in connection with the Merger and the Petralli Shares upon official notice of issuance;

                                  (vii)    the Acquisition Secretary's
Certificate signed by the corporate secretary of Acquisition and dated the Closing Date;

                                 (viii)    the PSC Secretary's Certificate
signed by the corporate secretary of PSC and dated the Closing Date;

                                   (ix)    a written opinion from the law firm
of Paul, Hastings, Janofsky & Walker, counsel for PSC, dated the Closing Date and addressed to the Shareholders, substantially in the form attached hereto as Annex J; and

                                    (x)    such other documents, certificates,
agreements and instruments reasonably requested or required to be delivered, or caused to be delivered, by M1 or the Shareholders or their legal counsel.

                     2.6 Real Estate Transactions. Simultaneously with the Closing, (i) the parties to the Purchase and Sale Agreement and Joint Escrow Instructions substantially in the form of Annex I hereto (the "Purchase and Sale Agreement") shall close the sale of the Petralli Real Property to Acquisition or its assignee, (ii) the transfer of the Owned Real Property to M1 shall be completed, and (iii) PSC shall receive a commitment from First American Title Insurance Company of Oregon to issue an Extended Coverage ALTA Owners Policy of Title Insurance concerning the Grants Pass Property.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                          CONCERNING THE SHAREHOLDERS


                     Each of the Shareholders hereby individually represents and warrants to, and covenants and agrees with, PSC and Acquisition that:

                     3.1 Ownership of Shares. Such Shareholder owns of record and beneficially the number of shares of M1 Stock set forth opposite the name of such Shareholder on Annex K hereto, and has good and marketable title to such shares free and clear of all Liens. Except as set forth in Schedule 3.1, none of the M1 Stock is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting thereof. Neither the voting stock structure of M1 nor the amount of shares of M1's capital stock owned by any respective Shareholder has been altered or changed materially within three (3) years preceding the date of this Agreement.

                     3.2 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by such Shareholder of this Agreement (including, without limitation, the transfer of the shares of M1 Stock to be exchanged by such Shareholder hereunder) have been duly and lawfully obtained, and such Shareholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms.

                     3.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder's Shares are bound, or violate any Legal Requirement applicable to or binding upon such Shareholder.

                     3.4 No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and such Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                     3.5       Investment Representations.

                               (a)      Each of the Shareholders is acquiring
the PSC Stock for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act, except pursuant to an effective registration statement under the Securities Act.

                               (b)      Each of the Shareholders understands
that (i) the PSC Stock has not been registered under the Securities Act by reason of a specific exemption therefrom and may not be transferred or resold except as set forth below; (ii) in addition to the legend required by Section
6.8 below, each certificate representing the PSC Stock will be endorsed with the following legends:

                     A) THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT

             COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

                     B) Any legend required to be placed thereon by applicable federal or state securities laws.

                               (c)      Each of the Shareholders has been
furnished with such materials and has been given access to such information relating to PSC as it or its qualified representative has requested and has been afforded the opportunity to ask questions regarding PSC and the PSC Stock, all as such Shareholder has found necessary to make an informed investment decision. Each of the Shareholders has the knowledge and experience in financial and business matters and investments in general that they are capable of evaluating the merits and risks of ownership of the PSC Stock and each of the Shareholders understands that the PSC Stock they will receive cannot be readily sold without compliance with applicable state and federal securities laws and the terms of this Agreement.

                               (d)      Each of the Shareholders represents and
warrants that they have been provided with copies of PSC's Form 10-K for the year ended December 31, 1994 and Form 10-Q for the quarter ended September 29, 1995. Each of the Shareholders has been given the opportunity to consult with PSC regarding the merits and risks of the transactions contemplated by this Agreement.

                     3.6 No Purchases of PSC's Securities. Such Shareholder has not purchased any security of PSC during the forty-five (45) day period prior to the date of this Agreement. No Shareholder is an officer, director or equal to or greater than five percent (5%) shareholder of PSC.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 CONCERNING M1


                     The Shareholders hereby jointly and severally represent and warrant to, and covenant and agree with, PSC and Acquisition that:

                     4.1       Organization and Good Standing.

                               (a)      M1 has been duly organized and is
existing as a corporation in good standing under the laws of the State of California with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. M1 has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1(a), such jurisdictions comprising all jurisdictions in which M1 owns or leases any property or has any employees. M1 is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of every jurisdiction where its conduct of business so requires such qualification, except where the failure to qualify would not have a Material Adverse Effect.

                               (b)      M1 has no Subsidiary nor owns or
controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

                               (c)      During the past three (3) year period
preceding the date of this Agreement, M1 has never been a subsidiary or division of another corporation nor a party to a reorganization, acquisition or merger transaction which transaction was later rescinded or a party to be acquired in an acquisition which was later rescinded. During the three (3) year period preceding the date of this Agreement, there has been no sale or spin-off of significant assets of M1.

                     4.2       No Conflicts; Execution.

                               (a)      Except as indicated in Schedule 4.2,
the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which M1 is a party or by which M1 is bound or affected or to which any of the property or assets of M1 is bound or affected including, without limitation, all arrangements in Section 4.19 hereof, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of M1 or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of M1 or (d) otherwise adversely affect the contractual or other legal rights or privileges of M1.
Schedule 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

                               (b)      All consents, approvals, authorizations
and orders necessary for the execution, delivery and performance by M1 of this Agreement have been duly and lawfully obtained, and M1 has full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by M1 and constitutes a legal, valid and binding agreement of M1 enforceable against M1 in accordance with its terms. This Agreement and the transactions contemplated hereunder have been duly approved and authorized by all of the directors and one hundred percent (100%) of the outstanding securities of M1.

                     4.3 Capitalization. The authorized capital stock of M1 consists solely of 75,000 shares of common stock, $1.00 par value per share, of which only the 500 shares listed on Annex K are issued and outstanding. All of such 500 shares have been duly authorized and validly issued and are fully paid, nonassessable and outstanding and are held by the Shareholders, free and clear of all Liens except as set forth on Schedule 4.3, in the amounts reflected in Annex K hereto. There are (i) no existing options, warrants, rights, calls or commitments of any character relating to any capital stock of M1, and (ii) no outstanding securities or other instruments convertible into or exchangeable for any capital stock of M1 and no commitments to issue such securities or instruments; and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any capital stock of M1. The offer, issuance and sale of the shares of M1 Stock were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements. M1 has not acquired any shares of its outstanding capital stock during the three (3) year period preceding the date of this Agreement.

                     4.4       Financial Statements; Personal Property;
Encumbrances.

                               (a)      Schedule 4.4(a) hereto contains true
and complete copies of (i) the unaudited balance sheet signed by the chief executive officer and chief financial officer of M1 (the "Balance Sheet") of M1 at September 30, 1995 (the "Balance Sheet Date"), and the unaudited related statements of income, shareholders' equity and cash flows for the three month period then ended, and (ii) the balance sheets of M1 at June 30, 1993, 1994, 1995, and the related statements of income, shareholders' equity and cash flow for each of the fiscal years then ended, all as audited by M1's Accountants, along with the unqualified opinion of such firm on the financial statements in accordance with generally accepted accounting principles (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

                               (b)      The Financial Statements present fairly
and accurately the financial condition of M1 as of the dates indicated therein and the results of operations and cash flows of M1 for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby (except as otherwise noted therein), have been derived from the accounting records of M1 and represent only actual, bona fide transactions, except that the financial statements for the three months ended September 30, 1995 do not contain all the footnote disclosures required by generally accepted accounting principles and are subject to normal year-end audit adjustments. M1's Financial Statements are true and correct in all material respects.

                               (c)      The aggregate amount of Indebtedness
for Money Borrowed by M1 outstanding as of the Closing Date is $3,679,789.18.

                               (d)      Except as disclosed on Schedule 4.4(d)
there are no assets of M1 which are not reflected on the Balance Sheet. M1 has, and immediately prior to the Closing will have, good, valid and marketable title in fee simple to all personal property reflected on Schedule 4.4(d) and on the Balance Sheet as owned by M1 and all personal property acquired by M1 since the Balance Sheet Date, in each case free and clear of all Liens except
(i) as set forth on Schedule 4.4(d), (ii) Permitted Liens and (iii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been material.

                               (e)      Schedule 4.4(e) contains a list of all
tangible personal property having a cost or fair market value in excess of $1,000 and a useful life of three (3) years or more owned by M1 (other than personal property held by M1 as lessee under a personal property lease).

                               (f)      Schedule 4.4(f) contains a list of all
personal property leases and licenses under which M1 is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties, (ii) termination date of each such lease or license, (iii) the name of the lessor or licensor and (iv) all rental or other payments made or required to be made thereunder. All leases and licenses pursuant to which M1 leases or licenses from others personal property are valid, existing in full force and effect in accordance with their respective terms, and there is not, under any personal property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). True and complete copies of all personal property licenses and leases listed on Schedule 4.4(f) have been delivered to PSC heretofore. Except as set forth on Schedule 4.4(f), no such lease or license will require the consent of the lessor or licensor thereto as a result of the consummation of the transactions contemplated by this Agreement. All personal property owned by M1 and all personal property held by M1 pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by M1 in its business and operations. The personal property described in Sections 4.4(d), 4.4(e) and 4.4(f) comprise all of the personal property (other than personal property held by M1 pursuant to personal property leases that are not material) used in the conduct of business of M1.

                     4.5       Title to Real Property; Encumbrances.

                               (a) Schedule 4.5(a)(i) sets forth a plot plan of
the Grants Pass Property and indicates the location of the Owned Real Property and the Petralli Real Property and showing the location thereon of the Original Building, the Large Building Addition and the Small Building Addition.
Schedule 4.5(a)(ii) contains the legal description of the land portion of the Petralli Real Property, which property is owned by Petralli. Schedule 4.5(a)(iii) contains the legal description of the land portion of the Owned Real Property.

                               (b)      At the Closing, M1 will have good and
marketable fee simple title to the Owned Real Property, free and clear of all Liens and encumbrances of any kind whatsoever, except for the Permitted Exceptions. There are no agreements with any Governmental Entity or quasi-governmental entity which affect the Grants Pass Property except for the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Owned Real Property or any interest therein or relating to the Petralli Real Property or any interest therein except for the rights of reverter in favor of Josephine County set forth in the Josephine County Notes. To the knowledge of the Shareholders and M1, there are no unrecorded or undisclosed documents or other matters which affect title to the Owned Real Property or the Petralli Real Property. M1 has enjoyed the continuous and uninterrupted quite possession, use and operation of the Grants Pass Property, without material complaint or objection by any person.

                               (c)      All necessary environmental impact
statements relating to the Structures located on the Grants Pass Property or the construction thereof have been prepared and filed with and favorably and finally acted upon by all Governmental Entities and/or officials having jurisdiction thereover. The Structures located on the Grants Pass Property are free from any latent or patent design, construction, physical or mechanical defects and there is no actual or, to the knowledge of the Shareholders and M1, threatened settlement, earth movement, termite infestation or damage affecting any part of the Grants Pass Property. The parking spaces, including handicapped spaces, on the Grants Pass

Property are all of the parking spaces required by any Legal Requirement.

                               (d)      Schedule 4.5(d) contains a list of all
real property leases and licenses under which M1 is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties, (ii) the termination date of each such lease or license, (iii) the name of the lessor or licensor and (iv) all rental and other payments made or required to be made. Schedule 4.5(d) clearly identifies each real property lease and license located outside of Oregon (the "Out-of-State Leases"). The Out-of-State Leases constitute the only Leased Real Property other than the Grants Pass Property. All leases and licenses pursuant to which M1 leases or licenses from others real property are valid, subsisting in full force and effect in accordance with their respective terms, and to the knowledge of M1 and the Shareholders there is not, under any real property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). True and complete copies of all real property leases and licenses listed on Schedule 4.5(d) have been delivered to PSC heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property in the possession of M1. None of the leases pertaining to any Leased Real Property has been modified, cancelled or amended nor has M1 waived any rights thereunder. To the knowledge of the Shareholders and M1 (i) each of the Out-of-State Leases is in full force and effect and is not subject to any defense, set-off or counter claim for the benefit of the landlord thereunder and (ii) M1 is in full compliance with all of its obligations under each of the Out-of-State Leases. Except as set forth in Schedule 4.5(d), no such lease or license will require the consent of the lessor or licensor thereto as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(d), a "lease" shall include a sublease.

                               (e)      All water, sewer, gas, electric,
telephone and drainage facilities, and all of the utilities required by law or the normal operation of the Grants Pass Property are (a) installed to the property lines of the Grants Pass Property, (b) connected to the Grants Pass Property with valid permits, (c) adequate to service the Grants Pass Property in its present use and as currently contemplated and to permit full compliance with all requirements of law and normal usage of the Grants Pass Property and (d) in good working order and repair. All such utilities and storm and sanitary sewers required for the operation of the Grants Pass Property enter the Grants Pass Property through adjoining public streets or through adjoining private land in accordance with valid public or private easements.

                               (f)      Except as set forth in Schedule 4.5(f):

                                        (i)    M1 is not in violation of, or
default under, any Legal Requirement pertaining to the Grants Pass Property, and to the knowledge of the Shareholders and M1 with regards to any of the Leased Real Property subject to the Out-of-State Leases. No notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting any Leased Real Property or with respect to the use or occupancy thereof, has been received by M1 or the Shareholders;

                                       (ii)    All of the Structures (A) are in
good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by M1 therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer. To the knowledge of M1 and the Shareholders, such services are maintained in accordance with all Legal Requirements, and with regards to the Grants Pass Property, are provided via permanent, irrevocable, appurtenant easements in favor of M1;

                                      (iii)    No condemnation proceeding is
pending against the Grants Pass Property and to the actual knowledge of the Shareholders and M1 no such proceeding is pending against any other Leased Real Property. To the knowledge of M1 and the Shareholders, no condemnation proceeding is threatened which would impair the occupancy, use or value of any Leased Real Property. There are no presently pending or, to the knowledge of the Shareholders and M1, contemplated proceedings to declare the Grants Pass Property or any part of it a nuisance;

                                       (iv)    With regards to the Grants Pass
Property, to the knowledge of M1 and the Shareholders and with regards to all other Leased Real Property, to the actual knowledge of M1 and the Shareholders, no Structure, nor the operations of M1 therein or thereon, (A) is located outside of the boundary lines of the described parcel of land on which it is located (except that part of the Original Building and the Large Building Addition located primarily on the Owned Real Property cross over onto the Petralli Real Property as shown on the Plot Plan attached as Schedule 4.5(a)(i)), (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or (D) encroaches on any property owned by, or easement granted in favor of, any Person;

                                        (v)    With regards to the Grants Pass
Property, to the knowledge of M1 and the Shareholders and with regards to all other Leased Real Property, to the actual knowledge of M1 and the Shareholders, there are no (i) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, any Leased Real Property, (ii) outstanding options or rights of first refusal to purchase all or any portion of Leased Real Property or interest therein, and (iii) Persons (other than M1) in possession of any Leased Real Property; and

                                       (vi)    With regards to the Grants Pass
Property, to the knowledge of M1 and the Shareholders and with regards to all other Leased Real Property, to the actual knowledge of M1 and the Shareholders, with respect to each item of Leased Real Property the owner thereof has good and marketable title thereto, free and clear of all Liens other than (I) recorded easements, covenants and restrictions that do not impair the current use, occupancy or value thereof and (II) the leasehold interest of M1, (B) there is adequate ingress and egress (and a continuing right thereto), without the need for an easement, between paved public rights-of-way and such Leased Real Property and (C) M1 has not sold, transferred or subjected to a Lien such Leased Real Property or any interest therein.

                               (g)      The Grants Pass Lease has been duly
executed and delivered by Petralli and M1 and constitutes a legal, valid and binding agreement of such parties enforceable against such parties in accordance with its terms. The Grants Pass Lease is in full force and effect and is subject to no defenses, set-offs or counterclaims for the benefit of the
landowner thereunder.   Neither Petralli nor M1 has modified, cancelled or
amended any provision of the Grants Pass Lease and there are no uncured defaults on the part of any party under the Grants Pass Lease nor is there any fact or condition which with the notice, the lapse of time or both would ripen into a default by any party under the Grants Pass Lease. Each of the parties to the Grants Pass Lease is in full compliance with all of their respective obligations thereunder including the payment of all taxes, rent and other payments required by such lease.

                               (h)      Schedule 4.5(h) accurately describes
and sets forth (a) all inspections of the Grants Pass Property by any governmental agency or insurance company occurring within five (5) years prior to the Closing Date, (b) all matters which were noted by such governmental agency or insurance company as requiring correction, or requesting or recommending modifications or termination of uses of the Grants Pass Property and (c) the present status of each noted matter.

                     (i) The Grants Pass Property and the operation thereof are in compliance with all Legal Requirements, including, without limitation, the Americans With Disabilities Act. Neither M1 nor any Shareholder has received any request, formal or informal, oral or written, to modify or terminate any use of the Grants Pass Property. The zoning of the Grants Pass Property permits the current Structures thereon and use of the Grants Pass Property and, there is no pending, nor to the knowledge of M1 or any Shareholder, contemplated rezoning of the Grants Pass Property. The Grants Pass Property complies with all applicable subdivision laws and all local ordinances. Neither M1 nor any Shareholder has any knowledge of any law or regulation of any Governmental Entity having jurisdiction which might require the Grants Pass Property to be improved beyond its present state or which might restrict the use and enjoyment of the Grant Pass Property in the manner it is presently being used and enjoyed.

                               (j)       Petralli is not a "foreign person"
within the meaning of Section 1445(f) of the Code.

                     4.6       Accounts Receivable and Payable.

                               (a)       All accounts receivable of M1 reflected
in the Balance Sheet and all accounts receivable of M1 that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of M1 are subject to no valid defense, offset or counterclaim and are fully collectible within one hundred twenty (120) days after the Closing Date, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet, and with regards to accounts receivable which have arisen since the Balance Sheet Date, M1 has established reserves for doubtful accounts consistent with the reserves shown on the Balance Sheet. Since the Balance Sheet Date, M1 has not changed its policy with regards to the granting of credit to any customer. Schedule 4.6(a) contains a true and complete aging of M1's accounts receivable as of the Balance Sheet Date.

                               (b)       All accounts payable of M1 reflected on
the Balance Sheet and all accounts payable of M1 that have arisen since the Balance Sheet Date are for goods and services purchased by and delivered to M1 in the Ordinary Course and were purchased and delivered in conformity with all applicable purchase orders, agreements and specifications. Since the Balance Sheet Date, M1 has not changed its policy of paying its accounts payable or other obligations or liabilities and all such accounts payable of M1 are current and within their respective payment terms and are not past due.

                     4.7 Inventories. Schedule 4.7 sets forth as of October 31, 1995 a summary of the types and quantities of all inventory of raw materials, work-in-process and finished goods of M1, and the production rate. Since the Balance Sheet Date the level or nature of M1's inventories have not significantly changed. Except as described in Schedule 4.7, all inventories of raw materials, work-in-process and finished goods set forth or reflected in the Balance Sheet or acquired by M1 since the Balance Sheet Date, consist of a quality and quantity usable and saleable in the Ordinary Course within the next 24 months, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable market value or in respect of which adequate reserves have been provided, in each case as reflected, in the Balance Sheet. The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of M1, as applicable, in accordance with generally accepted accounting principles and on a basis consistent with that of preceding periods, of stating inventory at the lower of average cost or market value. There is no reason to believe that M1 will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the raw materials, supplies or component products required for the manufacture, assembly, production or sale of its products including, without limitation, inventory which historically has been imported.

                     4.8       Trademarks, Patents, Etc.

                               (a)      Schedule 4.8(a) contains a true and
complete list of all letters patent, patent applications (including applications that have been denied), trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to M1 with respect to the foregoing, both domestic and foreign, claimed by M1 or used or proposed to be used by M1 in the conduct of its business, whether registered or not, (collectively herein, "Registered Rights").

                               (b)      Except as clearly identified and
described in Schedule 4.8(a), M1 owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, "Proprietary Information") required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by M1, free and clear of any right, equity or claim of others. M1 has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information, including, but not limited to, entering into confidentiality agreements with all officers, the employees and consultants.
No director, officer, employee, consultant, agent or shareholder of M1 owns or has any right in the Proprietary Information of M1 or any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing, or any inventions, developments or discoveries used in or necessary for the conduct of M1's business as now conducted or as proposed to be conducted.

                               (c)      Schedule 4.8(c) contains a true and
complete list and description of all licenses of or rights to Proprietary Information granted to M1 by others or to others by M1. Except as described in
Schedule 4.8(c), (i) M1 has not sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary

Information or any interest therein, and (ii) M1 is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

                               (d)      All of the licenses and rights
described on Schedules 4.8(a) and 4.8(c) are in full force and effect and no such license or right is subject to any defense, set-off or counter claim. Except as set forth on Schedules 4.8(a) and 4.8(c), (i) no such license or right has been amended, cancelled or modified, (ii) there are no uncured defaults and there are no facts or conditions which, with or without notice, the lapse of time or both, would ripen into a default by M1 to such licenses and rights, (iii) to the knowledge of M1 and the Shareholders, there are no uncured defaults and there are no facts or conditions which, with or without notice, the lapse of time or both, would ripen into a default by any other party to such licenses and rights and (iv) all of the parties to such licenses and rights are in full compliance with all of their respective obligations thereunder.

                               (e)      M1 is not infringing upon or to the
knowledge of M1 and the Shareholders otherwise acting adversely to the right or claimed right of any Person under or with respect to any patent, trade secret, confidential information, copyright, license or proprietary rights. M1 has not received any communication alleging or stating that M1 or any director, employee or consultant of M1 has violated or infringed, or by conducting business as proposed, would violate or infringe, any patent, trademark, service mark, trade name, copyright, trade secret, proprietary right, process or other intellectual property of any other Person. There are no claims or demands of any Person pertaining to, or any Actions that are pending or to the knowledge of M1 or the Shareholders threatened, which challenge the rights of M1 in respect of any Registered Right or any Proprietary Information.

                               (f)      Without limiting the generality of the
foregoing representations and warranties, M1 and the Shareholders further represent and warrant that the license granted from Particle Measuring Systems to M1 pursuant to the settlement agreement effective as of June 17, 1992 is a valid and binding license agreement and M1 has not received any communication alleging or stating that M1 is in default or violation of the terms of such license. Neither M1 nor any of the Shareholders knows of any reason why such license is not a valid and binding obligation of the parties thereto or of any uncured default or of any facts or conditions which, with or without notice, the lapse of time or both, would ripen into a default by either party to such license and settlement agreement.

                     4.9       Banking and Insurance.

                               (a)      Schedule 4.9(a) contains a true and
complete list of the names and locations of all financial institutions at which M1 maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

                               (b)      Schedule 4.9(b) contains a true and
complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with M1's business, operations, premises, properties, assets, employees, agents and directors and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 4.9(b) (the "Policies") provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. M1 has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of M1's premium obligation. To the knowledge of M1 or the Shareholders, no facts or circumstances exist that would cause M1 to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of M1 or any Shareholder.

                     4.10      Indebtedness.

                               (a)      M1 has no liability or obligation for
Indebtedness other than as properly reflected on the Balance Sheet or as set forth on Schedule 4.10(a), and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to PSC heretofore. Except as described in Schedule 4.10(a), no event has occurred and no condition has become known to M1 or any Shareholder (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by M1 or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require M1 to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 4.10(a), no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

                               (b)      Schedule 4.10(b) contains a list and
brief description of all agreements or instruments pursuant to which any of M1's directors, employees or shareholders have guaranteed any Indebtedness of M1 (the "Guaranties"). True and complete copies of all Guaranties have been delivered to PSC.

                     4.11      Judgments; Litigation.  Except as set forth on
Schedule 4.11:

                               (a)      There is no (i) outstanding judgment,
order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting M1 or its properties, assets or business or
(ii) Action pending against or affecting M1 or its properties, assets or business.

                               (b)      To the Shareholders' knowledge, there
is no (A) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of M1 relating to M1 or its business, (B) Action threatened against or affecting M1 or its properties, assets or business, (C) Action pending or threatened against M1's officers, directors or employees relating to M1 or its business or (D) basis for the institution of any Action against M1 or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

                     4.12      Income and Other Taxes.  Except as set forth on
Schedule 4.12:

                               (a)      All Tax Returns required to be filed
through and including the date hereof in connection with the operations of M1 are true, complete and correct in all material respects and have been properly and timely filed. M1 has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. PSC has heretofore been furnished by M1 with true, correct and complete copies of each Tax Return of M1 with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. M1 has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

                               (b)      All Taxes required to be paid or
withheld and deposited in connection with the operations of M1 have been duly and timely paid or deposited by M1. M1 has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity.

                               (c)      M1 has made adequate provision on
its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of M1 through the Balance Sheet Date and for all periods ending on or before the Closing Date. All balance sheet reserves relating to all Taxes which may be owing in any jurisdiction in which M1 does business include reserves for all interest and penalties and all such reserves were adequate as of the Balance Sheet Date.

                               (d)      Except as set forth in Schedule
4.12(d), M1 has never (i) had a tax deficiency proposed, asserted or assessed against it (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

                               (e)      Except as set forth in Schedule
4.12(e), no Tax Return of M1 has been audited or is the subject of other
Action by any Governmental Entity. M1 has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting M1 or its assets or properties and no Shareholder has reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

                               (f)      M1 (i) has not filed any consent or
agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate M1 to make any payments that will not be deductible under Code Section 280G or, exclusive of
Section 280G considerations, which would not otherwise be deductible as compensation by M1, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group within the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

                               (g)      Set forth on Schedule 4.12(g) is the
amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

                     4.13      Questionable Payments.  Except as set forth in
Schedule 4.13, neither M1 nor any of its directors, officers, agents, employees or other Person associated with or acting on behalf of M1 has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets,
(d) made any false or fictitious
entries on the books of account of M1, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other favor or gift not fully deductible for federal income tax purposes.

                     4.14      Employee Benefit Matters.

                               (a)      Schedule 4.14(a) is a complete list of
all Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to
PSC: (i) the Plan documents; (ii) a written description of any Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code
Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS, and PBGC during the past two years.

                               (b)      Each Plan and related trust, annuity,
or other funding agreement complies and has been maintained in compliance with all applicable material Legal Requirements. No non-exempt prohibited transaction (as defined in Code Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject M1, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by M1 and any other Person under the terms of each Plan and applicable Legal Requirement have been performed.

                               (c)      All required reports and descriptions,
including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA Section

3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

                               (d)      All contributions, premiums, and other
payments, including, without limitation, employer contributions and employee salary contributions, have been paid when due. No Plan that is subject to Part 3 of Subtitle B of Title IV of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

                               (e)      There are no pending or to the
knowledge of the Shareholders or M1 threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against M1, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Shareholders and M1 have no knowledge of any facts that could form the basis of any such Action. There is no pending, or to the knowledge of the Shareholders or M1 threatened or contemplated Action by any Governmental Entity with respect to any Plan, and the Shareholders and M1 have no knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

                               (f)      M1 (or, if applicable, an ERISA
Affiliate,) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither M1 nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that M1 or an ERISA Affiliate (i) will create additional Plans covering employees of M1 or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

                               (g)      Neither M1 nor any ERISA Affiliate
maintains or has maintained any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

                               (h)      Neither the execution and delivery of
this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

                               (i)      To the knowledge of the Shareholders
and M1, no event has occurred which could subject M1 or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan other than current obligations or payments properly arising in accordance with the terms of such Plan, or (ii) resulting from any obligation of M1 or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

                               (j)      Each Plan which is intended to be
qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. To the knowledge of the Shareholders or M1, no event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

                     4.15 No Undisclosed Liabilities. To the knowledge of M1 and the Shareholders, except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto in accordance with generally accepted accounting principles, (ii) as set forth on Schedule 4.15 or another Schedule to this Agreement or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, M1 has no material liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

                     4.16 Permits, Licenses, Etc. To the knowledge of M1 and the Shareholders, M1 possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of

Governmental Entities necessary to (i) occupy, maintain, operate and use the Leased Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Plans (the "Permits"). Schedule 4.16 contains a true and complete list of all Permits. To the knowledge of M1 or the Shareholders, each Permit has been lawfully and validly issued, and no proceeding is pending or threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

                     4.17 Regulatory Filings. To the knowledge of M1 and the Shareholders, M1 has made all required material registrations and filings with and submissions to all applicable Governmental Entities relating to the general operations of M1 as currently conducted and as proposed to be conducted. M1 has made all required registrations and filings to all Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions (general as well as pertaining to environmental matters) were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

                     4.18 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby that are necessary or advisable in connection with the operations and business of M1 as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by M1, except as described in Schedules 4.4(f), 4.5(d), 4.10(a), 4.16 and 4.19(c) hereto. All consents, authorizations and approvals described in Schedules 4.4(f),

4.5(d), 4.10(a), 4.16 and 4.19(c) will have been lawfully and validly obtained prior to the Closing.

                     4.19      Material Contracts; No Defaults.

                               (a)      Schedule 4.19(a) contains a true and
complete list and description of each individual outstanding sales order and sales contract of M1 as of November 15, 1995 having an indicated gross value in excess of $5,000 or having a term or duration in excess of six months. Since such date, there have been no material decreases in the outstanding number or volume of such orders and contracts. All outstanding sales orders and sales contracts of M1 have been entered into in the Ordinary Course. Except as described in Schedule 4.19(a), M1 has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and M1 has no sales order or sales contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by M1 for the services or products covered by such sales order or sales contract.

                               (b)      Schedule 4.19(b) contains a true and
complete list and description of all outstanding purchase orders and purchase commitments of M1 as of November 15, 1995 having a gross indicated value in excess of $5,000 in the aggregate from any single supplier or other vendor. Since such date, there have been no material changes in the outstanding number or volume of such purchase orders and purchase commitments. All outstanding purchase orders and purchase commitments of M1 have been incurred in the Ordinary Course, and no purchase order or purchase commitment of M1 is in excess of the normal, ordinary and usual requirements of the business of M1 or at an excessive price. The principal raw materials used and inventory sold by M1 are available from several sources at competitive prices and upon competitive terms and no interruption in production or Material Adverse Effect will result from the loss of any one of such sources.

                               (c)      Schedule 4.19(c) contains a true and
complete list of all sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of M1, and true and complete copies of the same have been delivered to PSC heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by M1 without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than 30 days' notice.

                               (d)      Schedule 4.19(d) contains a true and
complete list and description of all noncompetition agreements and covenants under which M1 or any of its current and former officers, directors or employees or any Shareholder is obligated, and true and complete copies of the same have been delivered to PSC heretofore. Except as described in Schedule 4.19(d), M1 is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and no such officer, director, key employee or Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his duties to M1. Schedule 4.19(d) also contains a true and complete list and description of all noncompetition agreements or covenants in favor of M1, and true and complete copies of the same have been delivered to PSC heretofore.

                               (e)      Schedule 4.19(e) contains a true and
complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of M1 with any officer, director, consultant, employee or Affiliate of M1 or with any associate, Affiliate or employee of any Affiliate of M1, other than those disclosed in
Schedule 4.21(a) hereto; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to PSC heretofore.

                               (f)      Schedule 4.19(f) contains a true and
complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of M1 by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to PSC heretofore. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than 90 days from the date hereof, (ii) involves payments or receipts by M1 in excess of $5,000, (iii) involves capital expenditures in excess of $5,000 or (iv) otherwise materially affects M1.

                               (g)      Except as described in Schedule 4.19(g):

                                        (i)    each agreement, contract,
arrangement or commitment described above in this Section 4.19 is, and after the Closing on identical terms will be, legal, valid, binding, enforceable and in full force and effect in accordance with its terms and M1 is in full compliance with all of its obligations under each such agreement, contract, arrangement or commitment;

                                        (ii)    to the knowledge of M1 or any
Shareholder, no event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by M1 or any other Person under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.19, or described or otherwise disclosed pursuant to this Agreement; and

                                        (iii)    to the knowledge of M1 or any
Shareholder, no person with whom M1 has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect.

                     4.20 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in Schedule 4.20, M1 has not: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible except in the Ordinary Course; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) cancelled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect; (vii) entered into any material transaction in excess of $5,000 or otherwise committed or obligated itself to any capital expenditure in excess of $1,000 other than in the Ordinary Course; (viii) to the knowledge of M1 and the Shareholders, made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or is reasonably expected to have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of M1 or any consultant to M1; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses which in the aggregate have not exceeded $2,000; (xiv) changed or suffered change in any Plan or labor agreement affecting any employee of M1 otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

                     4.21      Employees and Labor Matters.

                               (a)      Schedule 4.21(a) contains a true and
complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of M1's property and related matters of M1 with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to PSC heretofore. Schedule 4.21(a) also contains a true and complete list of all employees of M1 together with current salary levels and a description of all benefits applicable to such employees.

                               (b)      Schedule 4.21(b) contains a true and
complete list of all labor, collective bargaining, union and similar agreements under or by which M1 is obligated, and true and complete copies of all such agreements have been delivered to PSC heretofore.

                               (c)      Except as set forth on Schedule
4.21(c), neither Surviving Corporation, PSC nor M1 will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of M1 from and after the Closing except as expressly contemplated by Section 6.5 below or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of M1 at or prior to the Closing.

                               (d)      There is not occurring or, to M1 or the
Shareholders' knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against M1 or its premises or products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 4.21(b) with respect to the existing members of such unions, to the Shareholders' knowledge, no union or other labor organization has attempted to organize any of the employees of M1.

                               (e)      M1 has complied with all material Legal
Requirements relating to employment and labor, and, to the best knowledge of the Shareholders, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of M1 against M1.

                     4.22 Affiliations. Except as disclosed on Schedule 4.22, none of the Shareholders, any officer, director or key employee of M1 or any associate or Affiliate of M1 or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by M1 or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, M1 any goods or services or (ii) a beneficial interest in any contract or agreement to which M1 is a party or by which M1 or any of the assets of M1 are bound or affected.

                     4.23      Principal Customers and Suppliers.

                               (a)      Schedule 4.23(a) contains a true and
complete list of the names of the top twenty customers that have purchased goods or services from M1 during each of the last two fiscal years, and the aggregate dollar amount of goods or services purchased by each such customer. Since January 1, 1995, no such customer has terminated its relationship with or adversely curtailed its purchases from M1 or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases. M1 has taken reasonable efforts to protect the confidentiality of its Customer Lists.

                               (b)      Schedule 4.23(b) contains a true and
complete list of the names of the top twenty suppliers from whom M1 purchased goods or services during M1's last fiscal year and the aggregate dollar amount of goods and services purchased from each such supplier. Since January 1, 1995, no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to M1 or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

                     4.24 Compliance with Law. Except as disclosed elsewhere in this Agreement or a disclosure schedule hereto, M1 (i) to the knowledge of M1 or the Shareholders has conducted its business or operations in compliance with, and has used or occupied its properties or assets in compliance with all applicable material Legal Requirements, (ii) to M1 or the Shareholders' knowledge has never been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement.

                     4.25 Product Returns. Schedule 4.25 hereto contains a true and complete description of the product return experience of M1 for the last three fiscal years. Except for matters disclosed on Schedule 4.25 or
Schedule 4.26, the accrual for warranty expense and all product returns reflected in M1's books of account is adequate. Since the Balance Sheet Date, there has been no increase in the rate of product returns.

                     4.26      Product Liability and Product Warranty.
Schedule 4.26 hereto contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by M1 and (ii) M1's product liability and product warranty experience for the last three years. Schedule 4.26 discloses all product liability and product warranty claims pending or, to the knowledge of the Shareholders, threatened as to any products manufactured, sold or distributed by M1. Except as disclosed in Schedule 4.26, there are no product warranties or guarantees applicable to any products manufactured, distributed or sold by M1.

                     4.27 Corporate Records. The copies or originals of the Articles of Incorporation and Bylaws and all amendments thereto, and minute books and stock records of M1 previously delivered to, or made available for inspection by, PSC are true, complete and correct.

                     4.28      Hazardous Materials.  Except as set forth on
Schedule 4.28:

                               (a)      No Hazardous Material (i) has been
deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by M1 while M1 was in possession of or occupation of such real property, and to the knowledge of M1 and the Shareholders as to any such real property before or after the possession or occupation of the real property by M1 (or, to the Shareholders' and M1's knowledge, any property adjoining any Leased Real Property or the Grants Pass Property), (ii) has been placed, stored, generated, used, manufactured, discharged, released, spilled or disposed of by M1 in violation of any Legal Requirement or Environmental law, (iii) is presently maintained, used, generated, or permitted to remain in place by M1 in violation of any Environmental Law, (iv) is required by any Environmental Law to be eliminated, removed, treated or mitigated by M1, given the nature of its present condition, location, nature, material or maintenance, or (v) is of a type, location, material, nature or condition which requires special notification to third parties by M1 under Environmental Law or common law.

                               (b)      No notice, citation, summons or order
has been received by M1 or any Shareholder, no notice has been given by M1 and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to the knowledge of M1 or the Shareholders threatened by any Governmental Entity, with respect to (i) any alleged violation by M1 of any Environmental Law or (ii) any alleged failure by M1 to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of M1 of any Hazardous Material.

                               (c)      M1 has not received any request for
information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

                               (d)      During such period of time as such
property was occupied, leased or owned by M1, and to the knowledge of M1 and the Shareholders with regards to the period of time before such property was occupied, leased or owned by M1, no above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property owned or leased by M1.

                               (e)      No notice has been received by M1 with
respect to the listing or proposed listing of any property currently or previously owned, operated or leased by M1 on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

                               (f)      There have been no environmental
inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any Leased Real Property other than the Phase I environmental site investigation conducted by PSC on the Grants Pass Property. M1 has made all required filings, submissions, reports and registrations to all Governmental Entities relating to environmental matters.

                               (g)      M1 has not released, transported, or
arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by M1 in violation of any Environmental Law.

                     4.29 No Brokers. No broker, finder or similar agent has been employed by or on behalf of M1 in connection with this Agreement or the transactions contemplated hereby, and M1 has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                     4.30      Disclosure.

                               (a)      No representation or warranty of M1 or
any Shareholder in this Agreement and no information contained in any Schedule or other writing delivered by M1 or the Shareholders to PSC pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of the Shareholders or M1, there is no fact that the Shareholders have not disclosed to PSC in writing that has had or insofar as any Shareholder can now foresee, may have a Material Adverse Effect on M1.

                               (b)      To the extent that any representation
or warranty in this Article 4 is qualified to the Shareholders' "knowledge," the Shareholders represent and warrant that they have made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including diligent inquiries of M1's officers, directors and employees and a review of M1's books, records and files.


                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PSC


                     PSC hereby represents and warrants to, and covenants and agrees with, each of the Shareholders that:

                     5.1 Organization and Good Standing of PSC. PSC has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to (a) enter into this Agreement and the Purchase and Sale Agreement, (b) consummate the transactions contemplated hereby and by the Purchase and Sale Agreement and
(c) own and lease its properties and to conduct its business as currently conducted.

                     5.2 Organization and Good Standing of Acquisition. Acquisition has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to (a) enter into this Agreement, (b) consummate the transactions contemplated hereby and (c) own and lease its properties and to conduct its business as currently conducted.

                     5.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by PSC and Acquisition of this Agreement and the Purchase and Sale Agreement (including, without limitation, the issuance of the Petralli Shares and the shares of PSC Stock to be exchanged hereunder) have been duly and lawfully obtained, and PSC and Acquisition have, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement and the Purchase and Sale Agreement. This Agreement and the Purchase and Sale Agreement have been duly authorized by all necessary corporate action on the part of PSC and Acquisition, respectively, have been duly executed and delivered by, and constitute the legal, valid and binding agreements of, PSC and Acquisition, respectively, enforceable against each of them in accordance with its terms.

                     5.4 No Conflicts. The execution, delivery and performance of this Agreement and the Purchase and Sale Agreement by PSC and Acquisition, respectively, and the consummation thereby of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination for non-performance under, any indenture, mortgage, deed of trust, loan or creditor agreement, lease, license or other agreement or instrument to which PSC or Acquisition is a party or by which PSC or Acquisition is bound or affected or to which any of the property or assets of PSC or Acquisition is bound or affected, or (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of PSC or the Articles of Incorporation or Bylaws of Acquisition, respectively, or any Legal Requirement applicable to or binding upon PSC or Acquisition.

                     5.5 Form S-3. PSC meets the registrant requirements specified in Instruction I.A of the General Instructions to the Registration Statement on Form S-3.

                     5.6 Absence of Changes. Since September 29, 1995, PSC has not made or suffered any change in or condition affecting its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the ordinary course, none of which (individually or in the aggregate) has had or is reasonably expected to have a material adverse affect on PSC.

                     5.7 Capitalization. The authorized capital stock of PSC consists of 30,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 11,022,702 shares of common stock were issued and outstanding as of September 29, 1995. All such shares have been duly authorized and validly issued and are fully paid, nonassessable and outstanding. From September 29, 1995 and until the Closing and excluding the shares of PSC Stock to be issued pursuant to this Agreement and the Petralli Shares, PSC has not undertaken any stock split, stock dividend or other stock distribution or other stock recapitalization involving the PSC Common Stock and there have been no issuances of PSC common stock except pursuant to various stock plans, option plans, bonus or compensation arrangements or other employee benefit plans. At the Effective Time, the shares of PSC Stock to be issued to the Shareholders pursuant to this Agreement will be duly authorized, fully paid, and nonassessable, and outstanding and of record in the names of the Shareholders, and upon issuance of stock certificates, such shares will be duly and validly issued. Upon closing of the Purchase and Sale Agreement, the Petralli Shares will be duly authorized, fully paid and nonassessable, and outstanding and of record in the name of Petralli, and upon issuance of stock certificates, the Petralli Shares will be duly and validly issued.

                     5.8 No Brokers. No broker, finder or similar agent has been employed by or on behalf of PSC in connection with this Agreement or the transactions contemplated hereby, and PSC has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                     5.9 Financial Statements. The consolidated financial statements of PSC included in PSC's Annual Report on Form 10-K for the year ended December 31, 1994 and in PSC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 29, 1995 were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods covered thereby except as otherwise noted therein and present fairly and accurately the consolidated financial position of PSC as of their respective dates and the consolidated results of income and cash flows, as the case may be, for the periods presented therein subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

                     5.10 Litigation. To PSC's knowledge, PSC has disclosed in its forms, reports and documents filed with the Securities and Exchange Commission all material claims, actions or pending proceedings against or relating to PSC or any of its subsidiaries required to be disclosed by the rules and regulations of the Securities and Exchange Commission. To PSC's knowledge, there is no material claim, action, suit, proceeding or hearing which has been instituted against PSC since September 29, 1995 which, if decided adversely, would have a material adverse effect on PSC.

                     5.11 Disclosure. No representation or warranty of PSC in this Agreement and no information contained in any other writing delivered by PSC to the Shareholders pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements by PSC herein or therein not misleading.


                                   ARTICLE 6

                              ADDITIONAL COVENANTS


                     6.1 Information. Each of the Shareholders and M1 shall hold in confidence, and shall use reasonable efforts to insure that their respective employees and representatives hold in confidence, all information supplied to them by PSC concerning PSC and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders, M1 or its representatives, (ii) becomes available to the Shareholders, M1 or its representatives, from a third party other than PSC or any of its representatives, (iii) is known to the shareholders, M1 or its representatives on a nonconfidential basis prior to its disclosure by PSC, or (iv) is made available by PSC to any other Person on a nonrestricted basis. The Shareholders' obligations under the foregoing sentence shall survive the Closing.

                     6.2 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same; provided, however, that the costs and expenses incurred by M1 shall not exceed $75,000. Without limiting the generality of the foregoing, the Shareholders shall pay for all legal fees and other expenses which are incurred in connection with their respective personal financial, legal or other matters arising out of this Agreement and the transactions contemplated hereby, and shall not pass such expenses on to M1.

                     6.3       Further Assurances.

                               (a)      Subject to the terms and conditions of
this Agreement, the Shareholders and M1 on the one hand, and PSC and Acquisition on the other hand, agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                               (b)      If at any time after the Closing any
further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders and PSC, as the case may be, shall take or cause to be taken all such necessary or convenient actions and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

                     6.4 Inconsistent Action. The Shareholders shall not take or suffer to be taken, and shall not permit M1 to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of any of the Shareholders or of M1 in this Agreement to be untrue, incorrect, incomplete or misleading. PSC shall not take or suffer to be taken, and shall not permit Acquisition to take or cause to suffer to be taken, any action that would cause any of the representations or warranties of PSC or Acquisition to be untrue, incorrect, incomplete or misleading.

                     6.5 General Employment Matters. After the Closing, it is the current intention of PSC to cause Surviving Corporation to continue to offer employment to the current employees of M1, other than Petralli, at compensation rates and benefits similar to other employees of PSC similarly situated. After the Closing, PSC agrees to provide vesting credit to the employees of M1 who continue in the employment of PSC for purposes of PSC's benefit plans for their years of employment with M1 prior to the Closing; provided, however, that no service credit will be given for PSC's retirement plan. Notwithstanding the foregoing, nothing contained in this Agreement shall limit or restrict the right of PSC or Surviving Corporation to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by enforceable Legal Requirements.

                     6.6 Petralli Resignation. Effective as of the Closing, Petralli agrees by his execution of this Agreement to resign as an employee and director of M1 and acknowledges and agrees that he has no right to any offer of continued employment after the Closing and that he has no claims against M1 arising out of his employment by M1 prior to the Closing. Without limiting the foregoing, Petralli agrees and acknowledges that he is not entitled to any severance pay or other benefit or compensation arising from his resignation, except for accrued vacation pay which Petralli will be entitled to receive to the extent such vacation pay has been properly accrued on M1's Balance Sheet.

                     6.7 Employment Agreements. PSC agrees that Surviving Corporation shall offer two-year employment agreements to Holger Sommer, James R. Wittkopp, John Armstrong, Ronald Siebert, Frank Lawson, Buzz Gunning and Bill Petralli in the forms of Annexes L, M, N, O, P, Q and Annex R, respectively, and such other employment agreements to certain key employees of M1 as determined by PSC in its discretion. The parties hereto expressly acknowledge that obtaining such employment agreements is not a condition to the closing of the transactions contemplated herein.

                     6.8 Pooling Restrictions on Transactions in PSC Stock. To the extent reasonably requested by PSC, each of the Shareholders will execute such additional documentation required by PSC's independent public accountants, the

Securities and Exchange Commission or the NYSE with respect to pooling-of-interests accounting issues. PSC has informed the Shareholders that it is a material factor to PSC in entering into this Agreement that the transactions contemplated by this Agreement be treated as a pooling-of-interests under generally accepted accounting principles. Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by PSC of consolidated financial results which include results of combined operations of M1 and PSC for at least thirty days on a consolidated basis following the Closing Date, the Shareholders shall not sell or otherwise transfer or dispose of any shares of the PSC Stock received by the Shareholders (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The Shareholders covenant and agree with PSC to hold their shares of PSC Stock until the publication and dissemination of financial statements by PSC which include the results of at least thirty (30) days of combined operations of PSC and M1 and consent to the entry of stop transfer instructions with PSC's transfer agent to prevent the transfer of the shares of PSC Stock and the Petralli Shares in violation of this Section 6.8. Additionally, the certificates evidencing the PSC Stock to be received by the Shareholders will bear a legend substantially in the form set forth below:

                     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND PACIFIC SCIENTIFIC COMPANY SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY PACIFIC SCIENTIFIC COMPANY WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF PACIFIC SCIENTIFIC COMPANY AND THE COMPANY ACQUIRED BY PACIFIC SCIENTIFIC COMPANY FOR WHICH THESE SHARES ARE ISSUED.
                     UPON THE WRITTEN REQUEST OF THE STOCKHOLDERS DIRECTED TO PACIFIC SCIENTIFIC COMPANY, AND SATISFACTION OF COVENANTS SET FORTH IN SECTION 6.8 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 29, 1995, PACIFIC SCIENTIFIC COMPANY AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENTS).

                     PSC covenants and agrees to cause its transfer agent and registrar to remove the foregoing legend from the PSC Stock received by the Shareholders upon the request of the Shareholders following the publication and dissemination of PSC's financial statements for the period described above.

                     PSC agrees in good faith to attempt to publicly release the financial results of its consolidated operations for the month ended January 31, 1996 on or before February 29, 1996; provided, however, that the parties hereto agree and acknowledge that PSC shall not be obligated to release such results by such date or incur any liability should it fail to do so by that date. PSC further agrees (without the qualification set forth in the previous sentence) to publicly release the financial results of its consolidated operations for the month ended January 31, 1996 on or before March 30, 1996.

                     6.9 Automobile Leases. By execution of this Agreement, Petralli and M1 agree and acknowledge that the automobile leases previous entered into between M1 and Petralli are hereby cancelled effective as of the Closing and that M1 has no further obligations (monetary or otherwise) relating to such lease agreements.

                     6.10 Buy-Sell Agreement. By executing this Agreement, M1, Petralli, Ronald R. Siebert and Bill Petralli hereby agree and acknowledge effective as of the Closing that the Amended and Restated Buy-Sell Agreement dated July 1, 1991 among such parties is hereby terminated. By executing this Agreement, the parties agree that such agreement shall not in any way restrict the exchange of securities contemplated by the Merger or the transactions contemplated by this Agreement or cause the Shareholders to be in breach of their representations and warranties in this Agreement.

                     6.11 Employee Stock Purchase Agreements. James R. Wittkopp, Holger Sommer and M1 agree by executing this Agreement effective as of the Closing, that (i) those certain Employee Stock Purchase Agreements dated as of July 1, 1992 together with the related pledge agreements and proxies are hereby cancelled, except that the obligations to pay the purchase price of the M1 shares acquired thereunder and as evidenced by promissory notes shall survive and remain outstanding, (ii) that the obligations under the promissory notes shall be secured by the Stock Pledge Agreements executed by Messrs. Wittkopp and Sommer at the Closing and the pledge of PSC stock thereunder, and
(iii) Messrs. Wittkopp and Sommer acknowledge their obligations under the promissory notes and that such obligations are valid and outstanding and are not subject to any rights of set-off or counterclaim. By executing this Agreement, the parties agree that the Employee Stock Purchase Agreements and related documents will not in any way restrict the exchange of securities contemplated by the Merger or the transactions contemplated by this Agreement or cause the Shareholders to be in breach of their representations and warranties in this Agreement.

                     6.12 Petralli Shares. By executing this Agreement, Petralli agrees and affirms that each of the investment representations and warranties contained in Section 3.5 of this Agreement shall apply to Petralli's acquisition of the Petralli Shares as if each such representation and warranty explicitly included Petralli's acquisition of the Petralli Shares. In addition, Petralli agrees and acknowledges that the Petralli Shares shall be subject to the restrictions contained in Section 6.8 and Petralli covenants and agrees to hold the Petralli Shares in accordance with the restrictions contained therein. In furtherance of the foregoing, Petralli expressly agrees that the restrictive legends required by Section 3.5(b) and Section 6.8 shall be placed upon the certificates evidencing the Petralli Shares.

                     6.13 Release of Claims. As a material inducement to PSC and Acquisition to enter into this Agreement, each Shareholder individually and for such Shareholder's heirs, successors and assigns, hereby releases, acquits and forever discharges M1, PSC and Acquisition and their respective officers, directors, shareholders, employees, representatives, agents, related entities, successors and assigns (collectively, the "Released Parties"), of and from any and all claims, actions, charges, complaints, causes of actions, rights, demands, debts, or damages of whatever nature, known or unknown whether based on statute, public policy, common law, contract, tort or otherwise, which such Shareholder or such Shareholder's heirs, successors and assigns may have against any of the Released Parties based on any actions, omissions or events which occurred prior to the date of this Agreement and arising out of or related to his employment or otherwise, including without limitation claims relating to or arising out of the negotiation, structure and execution of this Agreement and the various agreements and documents contemplated by this Agreement (the "Related Agreements") and the transactions contemplated by this Agreement or the Related Agreements. It is further understood and agreed that all rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived by the Shareholders. Section 1542 reads as follows:

                     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                     For the purpose of implementing a full and complete release, each Shareholder acknowledges and agrees that this Section 6.13 includes all claims which such Shareholder does not know or suspect to exist in his favor at the time of execution hereof against any of the Released Parties. Notwithstanding the foregoing, this Section 6.13 does not apply to accrued but unpaid salary and vacation pay of those Shareholders who are employees of M1 as of the date of this Agreement, which employees shall still be entitled to such accrued salary and vacation pay. Nothing contained in this Section 6.13 shall relieve any of the Released Parties from any of their obligations, responsibilities or liabilities provided for in this Agreement or any of the Related Agreements.


                                   ARTICLE 7

                                INDEMNIFICATION


                     7.1       Survival of Representations and Warranties.

                               (a)      The representations and warranties,
covenants and agreements of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto).

                               (b)      No Action may be commenced with respect
to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to
Section 8.1 to the party or parties against whom liability for the claimed breach is charged.

                     7.2       Indemnification.

                               (a)      The Shareholders, jointly and severally,
covenant and agree to defend, indemnify and hold harmless PSC, Acquisition and each Person who controls PSC within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by any Shareholder or M1 in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of any Shareholder or M1 to perform or observe fully any covenant, agreement or provision to be performed or observed by such Shareholder or M1 pursuant to this Agreement or in any agreement or writing delivered pursuant to this Agreement. The Shareholders' liability under this Article 7 (including, but not limited to the payment of judgments, settlements, litigation costs and cure costs) shall be limited to $25,000,000.

                               (b)      PSC covenants and agrees to defend,
indemnify and hold harmless the Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty, made by PSC in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure by PSC to perform or observe fully any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement. PSC's liability under this Article 7 (including but not limited to the payment of judgments, settlements, litigation costs and cure costs) shall be limited to $25,000,000.

                     7.3       Third Party Claims.

                               (a)      If any party entitled to be indemnified
pursuant to Section 7.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

                               (b)      The Indemnifying Party shall have
thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is actively contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                               (c)      If the Indemnifying Party does not
notify the Indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

                               (d)      Anything contained in this Section 7.3
to the contrary notwithstanding, the Shareholders shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against PSC which PSC determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, properties or prospects of M1; provided, however, if such equitable relief portion of the Indemnifiable Claim can be so separated from that for money damages, the Shareholders shall be entitled to assume the defense of the portion relating to money damages.

                     7.4 Limitation on Indemnification. Notwithstanding anything contained in this Section 7 to the contrary, neither PSC nor the Shareholders shall be obligated to indemnify the other until the aggregate of all amounts to be paid as a result of such indemnification equals or exceeds $100,000, in which event the full amount of such obligation (relating back to the first dollar) and all additional obligations shall be due and owing.

                     7.5 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.


                                   ARTICLE 8

                               GENERAL PROVISIONS


                     8.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                               (a)      If to PSC or Acquisition, addressed to:

                                               Pacific Scientific Company
                                               620 Newport Center Drive
                                               Newport Beach, CA  92660
                                               Attention: Mr. Richard V. Plat
                                               Telecopy: (714) 720-1083

                                        With a copy to:

                                               Paul, Hastings, Janofsky & Walker
                                               Seventeenth Floor
                                               695 Town Center Drive
                                               Costa Mesa, California 92626
                                               Attention: Stephen D. Cooke, Esq.
                                               Telecopy: (714) 979-1921


                               (b) If to a Shareholder, to the address set forth below such Shareholder's name on Annex K hereto:

                                        With a copy to:

                                               Law Offices of Dixon R. Howell
                                               One Almaden Boulevard
                                               Suite 620
                                               San Jose, California 95113-2214
                                               Attention: David C. Burgess, Esq.
                                               Telecopy: (408) 283-6811

                               (c)      If to M1, addressed to:

                                               Met One, Inc.
                                               481 California Avenue
                                               Grants Pass, Oregon 97526
                                               Attention: President

                                        With a copy to:

                                               Law Offices of Dixon R. Howell
                                               One Almaden Boulevard
                                               Suite 620
                                               San Jose, California 95113-2214
                                               Attention: David C. Burgess, Esq.
                                               Telecopy: (408) 283-6811


                     8.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

                     8.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in their entirety the letter of intent dated September 6, 1995, between M1 and PSC and that certain Amended Confidentiality Agreement signed by M1 on





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
September 27, 1995, between PSC and M1, which such letter of intent and agreement are hereby null and void.

                     8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of PSC and the Shareholders and their respective successors, heirs and assigns; provided, however, that no Shareholder shall directly or indirectly transfer or assign any of such Shareholder's respective rights hereunder in whole or in part without the prior written consent of PSC, which consent shall not be unreasonably withheld. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

                     8.5 Amendment. This Agreement may be amended at any time only by a written instrument executed by PSC and the Shareholders (including an instrument signed by the Shareholders Representative in accordance with Section 8.10 below). Any amendment effected pursuant to this
Section 8.5 shall be binding upon all parties hereto.

                     8.6 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.6 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                     8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

                     8.8 Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

                     8.9       Construction.

                               (a)      The article, section and subsection
headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                               (b)      As used in this Agreement, the
masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                               (c)      For the purposes of this Agreement,
unless the context clearly requires, "or" is not exclusive.

                     8.10 Shareholders' Representative. By executing this Agreement, each of the Shareholders (except for Dr. Holger Sommer, who shall not be subject to this Section 8.10) hereby irrevocably appoints Petralli as his or her agent and attorney-in-fact to take all such actions required, permitted or otherwise necessary or advisable in connection with this Agreement and in connection with any other agreement, document or certificate arising out of or related to this Agreement or in connection with the transactions contemplated hereby. In furtherance of the foregoing, each of the Shareholders (except for Dr. Sommer) appoints Petralli as his or her true and lawful attorney-in-fact to do any and all acts in such Shareholder's capacity and execute any and all documents and instruments for such Shareholder in such Shareholder's name, which Petralli may deem necessary or advisable in connection with this Agreement, including specifically without limitation, the power and authority to sign for such Shareholder, in such Shareholder's name, any and all documents or other instruments requiring the signature of such Shareholder, including waivers or amendments to this Agreement. Each of the Shareholders (except Dr. Sommer) hereby ratifies and confirms all that Petralli shall do or cause to be done by virtue of this section and acknowledges and agrees that such Shareholder will be bound by such action. Delivery to Petralli as the Shareholders' Representative shall constitute delivery to the Shareholders (except Dr. Sommer). PSC is expressly authorized and empowered to rely upon any action by Petralli in his capacity as the Shareholders' Representative. Notwithstanding the foregoing, nothing contained in this
Section 8.10 shall prevent PSC from seeking the consent or signature of any individual Shareholder to any changes or amendments to this Agreement or any other document delivered in connection with this transaction, in its sole and absolute discretion.

                     8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.





                            [Signature Page Follows]

                  AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE


                     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                  M1 ACQUISITION CORP.,
                                  a California corporation


                                  By:       /s/ Richard V. Plat
                                      ---------------------------------------
                                  Name:  Richard V. Plat
                                  Title: President



                                  PACIFIC SCIENTIFIC COMPANY,
                                  a California corporation


                                  By:     /s/ Richard V. Plat
                                      ---------------------------------------
                                  Name:  Richard V. Plat
                                  Title: Executive Vice President



                                  MET ONE, INC.,
                                  a California corporation


                                  By:      /s/ Louis J. Petralli
                                      ---------------------------------------
                                  Name:  Louis J. Petralli
                                  Title: President


                                  By:      /s/ James R. Wittkopp
                                      ---------------------------------------
                                  Name:  James R. Wittkopp
                                  Title: Chief Financial Officer and
                                         Secretary



                           [Signature Page Continues]

                  AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE
                                  (Continued)


                                  SHAREHOLDERS:


                                         /s/ Louis J. Petralli, Jr.
                                  ------------------------------------------
                                  Name:  Louis J. Petralli, Jr.


                                         /s/ Holger Sommer
                                  ------------------------------------------
                                  Name:  Holger Sommer


                                         /s/ Ronald R. Siebert
                                  ------------------------------------------
                                  Name:  Ronald R. Siebert


                                         /s/ James R. Wittkopp
                                  ------------------------------------------
                                  Name:  James R. Wittkopp


                                         /s/ Bill Petralli
                                  ------------------------------------------
                                  Name:  Bill Petralli